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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

FORM 12b-25                                     SEC File Number    000-28395
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                                                     CUSIP Number 45866 V 10 9
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                           NOTIFICATION OF LATE FILING

(Check One):

[X] Form 10-K [_] Form 11-K [_] Form 20-F [_] Form 10-Q [_] Form N-SAR
[_] Form N-CSR

          For Period Ended: December 31, 2002
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[_] Transition Report on Form 10-K           [_] Transition Report on Form 10-Q
[_] Transition Report on Form 20-F           [_] Transition Report on Form N-SAR
[_] Transition Report on Form 11-K

For the Transition Period Ended: ___________________________________

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Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        Part I - Registrant Information
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          Full Name of Registrant: INTEREP NATIONAL RADIO SALES, INC.
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          Former Name if Applicable:
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100 Park Avenue
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Address of Principal Executive Office (Street and Number):

New York, New York 10017
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City, State and Zip Code:

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                       Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

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          (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

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                              Part III - Narrative
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          State below in reasonable detail the reasons why Forms 10-K, 20-F,
          11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed period.

The Registrant is unable to file its Form 10-K within the prescribed period because it is completing required disclosure. The Registrant fully expects to be able to file within the additional time allowed by this report.

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                          Part IV - Other Information
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(1)       Name and telephone number of person to contact in regard to this notification:


               William J. McEntee, Jr.      561               227-0601
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               (Name)                       (Area Code)       (Telephone Number)

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(2)       Have all other periodic reports required under Section 13                                        [X] Yes  [_] No
          or 15(d) of the Securities Exchange Act of 1934 or  Section 30 of the Investment Company Act
          of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

(3)       Is it anticipated that any significant change in results of                                      [_] Yes  [X] No
          operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.
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                       INTEREP NATIONAL RADIO SALES, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:    April 1, 2003              By /s/ William J. McEntee, Jr.
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                                        William J. McEntee, Jr., Senior Vice
                                        President and Chief Financial Officer